Exhibit 10.1

SAEXPLORATION HOLDINGS, INC. 2013 LONG-TERM INCENTIVE PLAN
NOTICE OF STOCK UNITS AWARD (EXECUTIVE)
You have been granted an award of stock units (“Stock Units”) of SAExploration Holdings, Inc. (the “Company”) pursuant to the SAExploration Holdings, Inc. 2013 Long-Term Incentive Plan (the “Plan”), on the following terms:

Name of Award Recipient:	[_____________]
Total Number of Stock Units Included In Award:	[_____________]
Grant Date:	[_____________]
Fair Market Value per Stock Unit at Grant Date:	$[____________]
Total Fair Market Value of Award at Grant Date:	$[____________]
Vesting Schedule:	[_____________]

You and the Company agree that this award of Stock Units (the “Award”) is granted under and governed by the terms and conditions of the Plan and the Stock Unit Award Agreement attached hereto and made a part of this document (collectively with this Notice of Stock Units Award, the “Agreement”).

You further agree that the Company may deliver by email all documents relating to the Plan or this Award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to the holders of its securities (including annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by or on behalf of the Company. If the Company posts these documents on a website, it will notify you by email.

AWARD RECIPIENT'S SIGNATURE: _________________________________________ CONSENT OF RECIPIENT'S SPOUSE (IF REQUIRED): _________________________________________	SAEXPLORATION HOLDINGS, INC. By:____________________________________ Name:__________________________________ Title:___________________________________

SAEXPLORATION HOLDINGS, INC. 2013 LONG-TERM INCENTIVE PLAN
STOCK UNITS AWARD AGREEMENT

Payment for Stock Units:	No payment is required for the Stock Units subject to this Award.

Nature of Stock Units; Not Transferable:
Each Stock Unit under the Plan is an unfunded, unsecured contractual obligation on the part of the Company to transfer to you, if the Stock Unit vests, either (i) a share of Common Stock of the Company or (ii) an amount of cash equal in value to the value of a share of the Company’s Common Stock on the date of transfer. Whether your vested Stock Units are paid in shares of Common Stock of the Company, cash, or a combination of Common Stock and cash, shall be determined by the Company in its complete discretion. Since in practice multiple Stock Units included in the Award will likely vest and be paid to you at the same time, the Company may decide to pay your Award partly in shares of its Common Stock and partly in cash.

You may not transfer or assign your Stock Units, and any attempted transfer by you, including any contract that you might enter into with another person to transfer the shares of the Company’s Common Stock and/or cash that you may become entitled to receive from the Company when your Stock Units become vested, would not be binding on, or enforceable against, the Company. If you attempt to transfer, assign, or pledge your Stock Units, they will immediately become void. You may, however, in your will or in any beneficiary designation, provide for who will receive Stock Units in the case of your death.

Vesting:
The Stock Units that are the subject of this Award will vest (i.e., become non-forfeitable) in installments, as set forth in the Notice of Stock Units Award. In addition, the Stock Units that are the subject of the Award will vest and become non-forfeitable in full if (i) your “Service” (as defined in the Plan) to the Company (or to the affiliate of the Company for which you work) terminates because of your total and permanent disability or death, (ii) you are subject to an “Involuntary Termination,” including any one that occurs within 12 months after a Change in Control, or (iii) you terminate your employment because it meets the definition of a “Termination for Good Reason.”

“Total and permanent disability” means that you are either (a) unable, due to illness, disease, mental or physical disability, or similar cause, to fulfill your obligations as an employee of the Company (or of the affiliate of the Company for which you work) either for three consecutive calendar months or for a cumulative period of six months out of 12 consecutive calendar months, or (b) declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing your affairs.

“Involuntary Termination” means your involuntary discharge by the Company (or by the affiliate of the Company for which you work) for reasons other than Cause. For purposes of this Agreement, “Cause” means you do any of the following: (a) breach any material provision of any agreement between you and the Company (or between you and the affiliate of the Company for which you work) and the Company (or the affiliate of the Company for which you work) has given you written notice of the breach and you have not corrected the breach within 30 days from the date of such notice; (b) knowingly and intentionally misappropriate funds or property of the Company or its affiliates; (c) engage in conduct, such as fraud, dishonesty, or conviction (or a judicial finding of evidence sufficient to convict) of any felony, even if not in connection with your performance of duties for the Company (or its affiliate), that might reasonably be expected to result in any effect materially adverse to the interests of the Company or any of its affiliates; (d) fail to fulfill and perform the duties assigned to you in accordance with the terms of your Service after the Company (or its affiliate) has given you notice of the failure and you have not corrected the failure within 15 days of the date of such notice; or (e) fail to comply with corporate policies of the Company or any of its affiliates that are promulgated from time to time by the Company, provided that the Company is not being unreasonably arbitrary in its enforcement of corporate policies.

“Termination for Good Reason” means you have provided written notice to the Company of Company (or the affiliate of the Company for which you work) conduct warranting termination of your employment under your employment agreement for “Good Reason” and you provided the Company a period of not less than thirty (30) days to cure the following conduct: (i) a material diminution in the nature and scope of your authorities or duties, including but not limited to a change in your reporting relationship, a required move of more than 50 miles, a reduction in pay or removal from the Company’s Board of Directors; or (ii) a material breach by the Company (or the affiliate of the Company for which you work) of any written employment agreement between you and the Company (or between you and the affiliate of the Company for which you work).

No Stock Units will vest after your Service terminates for any other reason, except as expressly provided in the Plan or in this Agreement.

Risk of Forfeiture:
If your Service terminates for any reason, then your unvested Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that unvested Stock Units will immediately become void and of no effect. You will not receive any payment for unvested Stock Units that are forfeited.

Risk of Clawback:
If your Award is subject to recovery under any law, government regulation, or stock exchange listing requirement, your Stock Units will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or pursuant to any policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement).

Leaves of Absence and Part-Time Work:
For purposes of the Award, your Service does not terminate when you go on a military leave, sick leave, or any other bona fide leave of absence, if the leave was approved by the Company in writing or required by law, and if continued crediting of Service is required by the terms of the approved leave or by applicable law. However, your Service terminates when the approved leave ends, unless you immediately return to active Service.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Units Award may be adjusted in accordance with the Company's leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Units Award may be adjusted in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates:
You will not receive any certificates for your Stock Units, but if you become vested in all or a portion of your Stock Units and the Company decides to satisfy all or a portion of such vested Stock Units by transferring shares of the Company’s Common Stock to you, then you will receive stock certificates for the transferred shares, unless the Company chooses only to record the issuance of shares of Common Stock in the Company’s transfer records.

Voting Rights:
Since your Stock Units are not shares of the Company’s Common Stock, but only an unsecured agreement by the Company to transfer, if your Stock Units become vested, shares of the Company’s Common Stock and/or cash to you in the future, your Stock Units do not confer any voting rights on you. If a portion of your Stock Units becomes vested and the Company decides to satisfy all or a portion of such vested Stock Units by transferring shares of the Company’s Common Stock to you, then the transferred shares will have the same voting rights as the Company’s Common Stock generally.

Dividend Equivalents:
If the Company pays cash dividends with respect to its outstanding Common Stock while all or a portion of this Award of Stock Units is outstanding, then an additional number of Stock Units equal to the number of shares of the Company’s Common Stock whose aggregate value as of the date of the dividend would equal the amount of the cash dividends that you would have received with respect to your Stock Units will be added to the Stock Units covered by this Award, and such additional Stock Units will vest proportionately on each of the Award’s remaining vesting dates.

Taxes:
You understand that you (and not the Company) are responsible for your federal, state, local, or foreign tax liability with respect to your Stock Units, as well as for any other tax consequences that you may have as a result of the transactions contemplated by this Agreement. You must rely solely on the determinations of your own tax advisors, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.

Because your Stock Units are an unfunded unsecured contractual obligation to transfer shares of fully vested Common Stock of the Company and/or cash to you after your Stock Units have vested, you may not make an election under

Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to your Stock Units.

No Shares of Company Stock will be transferred to you unless you have made an acceptable arrangement to pay any withholding taxes that may be due as a result of such transfer. Subject to the Company’s consent, such an arrangement may include (i) you making a cash payment to the Company of an amount equal to the withholding taxes, (ii) the Company withholding an amount equal to the withholding taxes from other cash compensation payable to you by the Company, (iii) the Company withholding shares of its Common Stock that otherwise would have been issued to you when your Stock Units vest in an amount having a value equal to the withholding taxes, or (iv) you surrendering shares of the Company’s Common Stock that you previously acquired.

Restrictions on Resale:
You agree not to sell any shares of the Company’s Common Stock that you receive that are attributable to your Stock Units at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit such sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Effect of Dissolution or Reorganization:
If the Company is dissolved or liquidated, any unvested portion of this Award will terminate.

If the Company is a party to a merger, consolidation, or sale of fifty percent (50%) or more of the Company’s stock or assets, each outstanding Award will be subject to the agreement of merger, sale, or reorganization, which will provide for treatment of unvested Stock Units in accordance with the Plan.

No Right to Remain in Service:
Your right, if any, to continue in the Service of the Company or any of its affiliates is not enlarged or otherwise affected by your designation as a participant under the Plan or the grant of the Stock Units hereunder.

Adjustments:
In the event of a stock split, a stock dividend, a combination or consolidation, a similar change in the Company’s Common Stock (by reclassification or otherwise), an extraordinary dividend payable in a form other than the Company’s Common Stock, or a similar occurrence, your outstanding unvested Stock Units will be adjusted as provided in the Plan.

The Plan and Other Agreements:
This Award is subject to all applicable provisions of the Plan, and the Plan is hereby incorporated in this Agreement. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Stock Units covered by this Award. Any prior agreements, commitments, or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement between you and the Company.

Spousal Consent:
If you are married, your spouse must also execute the Notice of Stock Units Award that serves as the cover page of this Agreement. In doing so, your spouse acknowledges that he or she is fully aware of, understands, and fully consents and agrees to, the provisions of this Agreement and the Agreement’s binding effect, and your spouse hereby acknowledges, stipulates, confesses, and agrees that the Stock Units covered by the Award are either (i) your separate property, or (ii) community property subject to your sole management and control.

By signing the Notice of Stock Units Award attached as the cover page to this Agreement, you agree to all of the terms and conditions described above and in the Plan.